EXHIBIT 8.1

CALLE 70 A # 4 – 41 BOGOTÁ D.C., COLOMBIA TEL.: (571) 744 22 44 FAX: (571) 310 06 09 / 310 05 86 www.bu.com.co

October 18, 2017

Bancolombia S.A.,

Carrera 48 No. 26-85 Avenida Los Industriales,

Medellín,

Colombia

Ladies and Gentlemen,

We have acted as special Colombian counsel to Bancolombia S.A. (the "Company") in connection with the public offering and registration under the United States of America Securities Act of 1933 (the “Act”) of U.S.$750,000,000 in aggregate principal amount of its 4.875% subordinated notes (the "New Notes") of the Company.

We hereby confirm to you that our opinion is as set forth under the heading “Tax Considerations – Colombian Tax Considerations” in the Prospectus Supplement dated October 11, 2017 (“Prospectus Supplement”) relating to the offering of the New Notes, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-211071) as Exhibit 8.3 thereto. By giving the foregoing consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

We assume no obligation to update or supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,

/s/Carlos Fradique-Méndez

BRIGARD & URRUTIA ABOGADOS S.A.S